FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES THIRD QUARTER 2025
NET INCOME OF $1.48 PER SHARE AND RECORD CORE INCOME OF $1.50 PER SHARE
•Net income of $403 million versus $283 million in the prior year quarter; core income up 40% to a record $409 million versus $293 million in the prior year quarter. Year to date core income up 5% to a record $1,025 million.
•P&C core income of $456 million versus $346 million, reflects lower catastrophe losses, improved underlying underwriting results and higher net investment income.
•Life & Group core loss of $22 million versus $9 million in the prior year quarter.
•Corporate & Other core loss of $25 million versus $44 million in the prior year quarter.
•Net investment income up 2% to $638 million pretax, reflects a $21 million increase from fixed income securities and other investments to $567 million and a $9 million decrease from limited partnerships and common stock to $71 million.
•P&C combined ratio of 92.8%, compared with 97.2% in the prior year quarter, including 1.5 points of catastrophe loss impact compared with 5.8 points in the prior year quarter.
•Catastrophe losses of $41 million pretax versus $143 million in the prior year quarter.
•P&C underlying combined ratio was 91.3%, compared with 91.6% in the prior year quarter. P&C underlying loss ratio was 61.9% and the expense ratio was 29.1%.
•P&C segments, excluding third party captives, generated gross written premium growth of 2% and net written premium growth of 3%. P&C renewal premium change of +4%, with written rate of +3% and exposure change of +1%.
•Book value per share of $41.83; book value per share excluding AOCI of $46.30, a 8% increase from year-end 2024 adjusting for $3.38 of dividends per share paid.
•Board of Directors declares regular quarterly cash dividend of $0.46 per share.

CHICAGO, November 3, 2025 --- CNA Financial Corporation (NYSE: CNA) today announced third quarter 2025 net income of $403 million, or $1.48 per share, versus $283 million, or $1.04 per share, in the prior year quarter. Net investment losses for the quarter were $6 million compared to $7 million in the prior year quarter. Core income for the quarter was a record $409 million, or $1.50 per share, versus $293 million, or $1.08 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $456 million for the third quarter of 2025, an increase of $110 million compared to the prior year quarter reflecting lower catastrophe losses, improved underlying underwriting results and higher net investment income. P&C segments, excluding third party captives, generated gross written premium growth of 2% and net written premium growth of 3%, due to renewal premium change of +4%.
Our Life & Group segment produced core loss of $22 million for the third quarter of 2025 compared to a core loss of $9 million in the prior year quarter. Our Corporate & Other segment produced a core loss of $25 million for the third quarter of 2025 versus $44 million in the prior year quarter.
CNA Financial declared a quarterly dividend of $0.46 per share, payable December 4, 2025 to stockholders of record on November 17, 2025.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions, except per share data)	2025	2024	2025	2024
Net income	$403	$283	$976	$938
Core income (a)	409	293	1,025	974

Net income per diluted share	$1.48	$1.04	$3.58	$3.44
Core income per diluted share	1.50	1.08	3.76	3.57

	September 30, 2025	December 31, 2024
Book value per share	$41.83	$38.82
Book value per share excluding AOCI	46.30	46.16
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.
"We achieved record core income of $409 million in the quarter, with year to date core income surpassing $1 billion for the first time in history. Underwriting income was exceptionally strong at $194 million, nearly triple the prior year’s quarter, aided by low catastrophe losses. The underlying underwriting gain reached $235 million, a record best, marking the tenth consecutive quarter above $200 million. Net investment income rose again year over year driven by higher fixed income results.
The P&C all-in combined ratio was 92.8% in the quarter, including $41 million or 1.5 points of catastrophe loss. The underlying combined ratio improved to 91.3% and the expense ratio dropped to 29.1%, the lowest since 2008.
Net written premiums grew 3% as we maintained disciplined underwriting, prioritizing profitability over growth in challenging market segments. The company continues to efficiently manage expenses while increasing its investments in talent and technology, including artificial intelligence, and is expanding its Cardinal E&S offering to capitalize on opportunities in the excess and surplus lines market.
Overall, CNA’s third quarter results reflect outstanding underwriting performance, prudent risk management and strategic growth, positioning the company for a strong finish to the year.
As we near the end of the year and Dino Robusto’s term as Executive Chairman, I also want to express deep gratitude to Dino on behalf of the organization for his vast contributions to CNA. Dino’s leadership and vision over the last nine years has created lasting value for all stakeholders," said Douglas M. Worman, President & Chief Executive Officer of CNA Financial Corporation.
CNA also announced today that Douglas M. Worman has been appointed Chairman of the Board in addition to his current responsibilities as President & Chief Executive Officer. This appointment is effective January 1, 2026.

Property & Casualty Operations

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Gross written premiums ex. 3rd party captives	$2,890	$2,825	$9,385	$8,964
GWP ex. 3rd party captives change (% year over year)	2%		5%
Net written premiums	$2,437	$2,360	$7,889	$7,424
NWP change (% year over year)	3%		6%
Net earned premiums	$2,678	$2,484	$7,786	$7,204
NEP change (% year over year)	8%		8%
Underwriting gain	$194	$68	$384	$318
Net investment income	$396	$372	$1,172	$1,090
Core income	$456	$346	$1,215	$1,098

Loss ratio	63.4%	66.7%	65.0%	64.9%
Less: Effect of catastrophe impacts	1.5	5.8	2.6	4.3
Less: Effect of (favorable) unfavorable development-related items	—	(0.2)	0.8	(0.2)
Underlying loss ratio	61.9%	61.1%	61.6%	60.8%

Expense ratio	29.1%	30.2%	29.7%	30.3%

Combined ratio	92.8%	97.2%	95.1%	95.6%
Underlying combined ratio	91.3%	91.6%	91.7%	91.5%
•The underlying combined ratio improved 0.3 points as compared with the prior year quarter. The expense ratio improved by 1.1 points as compared with the prior year quarter primarily attributed to net earned premium growth of 8% and a favorable acquisition ratio. The underlying loss ratio increased 0.8 points as compared with the prior year quarter as a result of increases across each segment.
•The combined ratio improved 4.4 points as compared with the prior year quarter. Catastrophe losses were $41 million, or 1.5 points of the loss ratio in the quarter compared with $143 million, or 5.8 points of the loss ratio, for the prior year quarter. There was no net prior period development in the current quarter compared with 0.2 points of favorable development improving the loss ratio in the prior year quarter.
•P&C segments, excluding third party captives, generated gross written premium growth of 2% and net written premium growth of 3%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Gross written premiums ex. 3rd party captives	$1,009	$982	$2,952	$2,846
GWP ex. 3rd party captives change (% year over year)	3%		4%
Net written premiums	$867	$862	$2,601	$2,511
NWP change (% year over year)	1%		4%
Net earned premiums	$881	$848	$2,573	$2,493
NEP change (% year over year)	4%		3%

Underwriting gain	$60	$59	$155	$195

Loss ratio	60.6%	60.1%	60.7%	59.3%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of unfavorable (favorable) development-related items	—	—	0.4	(0.3)
Underlying loss ratio	60.6%	60.1%	60.3%	59.6%

Expense ratio	32.5%	32.7%	33.0%	32.5%

Combined ratio	93.3%	93.0%	94.0%	92.1%
Underlying combined ratio	93.3%	93.0%	93.6%	92.4%

•The underlying combined ratio increased 0.3 points as compared with the prior year quarter due to a 0.5 point increase in the underlying loss ratio partially offset by a 0.2 point improvement in the expense ratio.
•The combined ratio increased 0.3 points as compared with the prior year quarter.
•Gross written premiums, excluding third party captives, grew 3% and net written premiums grew 1% for the third quarter of 2025.

Commercial

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Gross written premiums ex. 3rd party captives	$1,559	$1,538	$5,301	$5,022
GWP ex. 3rd party captives change (% year over year)	1%		6%
Net written premiums	$1,251	$1,221	$4,312	$4,017
NWP change (% year over year)	2%		7%
Net earned premiums	$1,453	$1,325	$4,235	$3,774
NEP change (% year over year)	10%		12%

Underwriting gain (loss)	$106	$(3)	$163	$65

Loss ratio	66.1%	72.0%	68.7%	69.7%
Less: Effect of catastrophe impacts	2.7	9.6	4.3	7.5
Less: Effect of (favorable) unfavorable development-related items	—	(0.1)	1.3	—
Underlying loss ratio	63.4%	62.5%	63.1%	62.2%

Expense ratio	26.1%	27.7%	26.9%	28.1%

Combined ratio	92.7%	100.2%	96.1%	98.3%
Underlying combined ratio	90.0%	90.7%	90.5%	90.8%
•The underlying combined ratio improved 0.7 points, to a record low, as compared with the prior year quarter. The expense ratio improved 1.6 points primarily attributed to a favorable acquisition ratio and net earned premium growth of 10%. The underlying loss ratio increased 0.9 points compared with the prior year quarter attributed to social inflation impacted lines.
•The combined ratio improved 7.5 points as compared with the prior year quarter. Catastrophe losses were $39 million, or 2.7 points of the loss ratio in the quarter compared with $127 million, or 9.6 points of the loss ratio, for the prior year quarter.
•Gross written premiums, excluding third party captives, grew 1% and net written premiums grew 2% for the third quarter of 2025.

International

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Gross written premiums	$322	$305	$1,132	$1,096
GWP change (% year over year)	6%		3%
Net written premiums	$319	$277	$976	$896
NWP change (% year over year)	15%		9%
Net earned premiums	$344	$311	$978	$937
NEP change (% year over year)	11%		4%

Underwriting gain	$28	$12	$66	$58

Loss ratio	59.1%	62.5%	60.3%	60.6%
Less: Effect of catastrophe impacts	0.6	5.1	1.8	3.0
Less: Effect of favorable development-related items	—	(0.7)	—	(0.5)
Underlying loss ratio	58.5%	58.1%	58.5%	58.1%

Expense ratio	32.7%	33.6%	32.9%	33.1%

Combined ratio	91.8%	96.1%	93.2%	93.7%
Underlying combined ratio	91.2%	91.7%	91.4%	91.2%

•The underlying combined ratio improved 0.5 points as compared with the prior year quarter. The expense ratio improved 0.9 points primarily attributed to net earned premium growth of 11%. The underlying loss ratio increased 0.4 points as compared with the prior year quarter.
•The combined ratio improved 4.3 points as compared with the prior year quarter. Catastrophe losses were $2 million, or 0.6 points of the loss ratio in the quarter compared with $16 million, or 5.1 points of the loss ratio, for the prior year quarter. There was no net prior period development in the current quarter compared with 0.7 points of favorable development in the prior year quarter.
•Excluding currency fluctuations, gross written premiums grew 3% and net written premiums grew 12% for the third quarter of 2025. Net written premium growth was driven by a true-up on reinsurance costs for prior treaty terms.

Life & Group

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Net earned premiums	$106	$110	$318	$329
Claims, benefits and expenses	365	367	1,040	1,063

Net investment income	226	240	687	710
Core loss	(22)	(9)	(15)	(5)
Core loss increased $13 million for the third quarter of 2025 as compared with the prior year quarter primarily due to lower net investment income from limited partnerships. Both periods include assumption updates as a result of the annual reserve reviews.
The assumption updates in the third quarter of 2025 unfavorably impacted core loss by $7 million after-tax, which is comprised of a $7 million increase in long-term care reserves and a $2 million increase in structured settlement reserves.
The assumption updates in the third quarter of 2024 unfavorably impacted core loss by $5 million after-tax, which included a $15 million increase in long-term care reserves, partially offset by a $9 million reduction in structured settlement reserves.
Corporate & Other

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Insurance claims and policyholders' benefits	$(10)	$16	$107	$35
Interest expense	36	32	99	101
Net investment income	16	14	45	53
Core loss	(25)	(44)	(175)	(119)
Core loss improved $19 million for the third quarter of 2025 as compared with the prior year quarter. There was no net prior year development in the current quarter compared with a $17 million after-tax charge related to unfavorable prior year development in the prior year quarter associated with legacy mass tort.

Net Investment Income

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Fixed income securities and other	$567	$546	$1,679	$1,627
Limited partnership and common stock investments	71	80	225	226
Net investment income	$638	$626	$1,904	$1,853
Net investment income increased $12 million for the third quarter of 2025 as compared with the prior year quarter. The increase was driven by higher income from fixed income securities as a result of a larger invested asset base and favorable reinvestment rates.
Stockholders' Equity
Stockholders’ equity of $11.3 billion increased 8% from year-end 2024, primarily due to net income and an improvement in net unrealized investment losses partially offset by dividends paid to stockholders.
Book value per share ex AOCI of $46.30 increased 8% from year-end 2024 adjusting for $3.38 of dividends per share.
As of September 30, 2025, statutory capital and surplus for the Combined Continental Casualty Companies was $11.5 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe. For more information, please visit CNA at cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at www.cna.com via the Investor Relations section. Remarks will include commentary from the Company's President and Chief Executive Officer, Douglas M. Worman, and Chief Financial Officer, Scott R. Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss ratio, the expense and the dividend ratio.
•Underlying combined ratio is the sum of the underlying loss, the expense ratio and the dividend ratio.
The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio for Property & Casualty, Specialty, Commercial and International segments are set forth on pages 3, 4, 5 and 6, respectively.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.

Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.
New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
Management utilizes financial measures not in accordance with GAAP to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes gains or losses resulting from pension settlement transactions as they result from decisions regarding our defined benefit pension plans which are unrelated to our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Net income	$403	$283	$976	$938
Less: Net investment losses	(6)	(7)	(49)	(33)
Less: Pension settlement transaction losses	—	(3)	—	(3)
Core income	$409	$293	$1,025	$974
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
	2025	2024	2025	2024
Net income per diluted share	$1.48	$1.04	$3.58	$3.44
Less: Net investment losses	(0.02)	(0.03)	(0.18)	(0.12)
Less: Pension settlement transaction losses	—	(0.01)	—	(0.01)
Core income per diluted share	$1.50	$1.08	$3.76	$3.57

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended September 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$173	$229	$44	$446
Net investment losses, after tax	3	4	3	10
Core income	$176	$233	$47	$456
Less:
Net investment income	162	192	42	396
Non-insurance warranty revenue (expense)	16	—	—	16
Other revenue (expense), including interest expense	(15)	(3)	1	(17)
Income tax expense on core income	(47)	(62)	(24)	(133)
Underwriting gain	60	106	28	194
Effect of catastrophe losses	—	39	2	41
Effect of development-related items	—	—	—	—
Underlying underwriting gain	$60	$145	$30	$235

	Results for the Three Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$167	$132	$34	$333
Net investment losses, after tax	4	7	2	13
Core income	$171	$139	$36	$346
Less:
Net investment income	157	183	32	372
Non-insurance warranty revenue (expense)	14	—	—	14
Other revenue (expense), including interest expense	(12)	(3)	8	(7)
Income tax expense on core income	(47)	(38)	(16)	(101)
Underwriting gain (loss)	59	(3)	12	68
Effect of catastrophe losses	—	127	16	143
Effect of favorable development-related items	—	—	(2)	(2)
Underlying underwriting gain	$59	$124	$26	$209

	Results for the Nine Months Ended September 30, 2025
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$487	$552	$135	$1,174
Net investment losses, after tax	16	23	2	41
Core income	$503	$575	$137	$1,215
Less:
Net investment income	483	575	114	1,172
Non-insurance warranty revenue (expense)	42	—	—	42
Other revenue (expense), including interest expense	(40)	(10)	12	(38)
Income tax expense on core income	(137)	(153)	(55)	(345)
Underwriting gain	155	163	66	384
Effect of catastrophe losses	—	182	18	200
Effect of unfavorable development-related items	10	54	—	64
Underlying underwriting gain	$165	$399	$84	$648

	Results for the Nine Months Ended September 30, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$498	$436	$116	$1,050
Net investment losses, after tax	19	28	1	48
Core income	$517	$464	$117	$1,098
Net investment income	461	534	95	1,090
Non-insurance warranty revenue (expense)	43	—	—	43
Other revenue (expense), including interest expense	(40)	(10)	5	(45)
Income tax expense on core income	(142)	(125)	(41)	(308)
Underwriting gain	195	65	58	318
Effect of catastrophe losses	—	285	28	313
Effect of favorable development-related items	(8)	—	(5)	(13)
Underlying underwriting gain	$187	$350	$81	$618

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	September 30, 2025	December 31, 2024
Book value per share	$41.83	$38.82
Less: Per share impact of AOCI	(4.47)	(7.34)
Book value per share excluding AOCI	$46.30	$46.16
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended September 30		Results for the Nine Months Ended September 30
($ millions)	2025	2024	2025	2024
Annualized net income	$1,615	$1,132	$1,302	$1,251
Average stockholders' equity including AOCI (a)	10,992	10,316	10,917	10,326
Return on equity	14.7%	11.0%	11.9%	12.1%

Annualized core income	$1,637	$1,176	$1,367	$1,299
Average stockholders' equity excluding AOCI (a)	12,390	12,508	12,518	12,580
Core return on equity	13.2%	9.4%	10.9%	10.3%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA” is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the “CNA” trademark in connection with insurance underwriting and claims activities. Copyright © 2025 CNA. All rights reserved.

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